Exhibit 99.1

Dave & Buster’s Reports Third Quarter Financial Results;

Provides Commentary on Current Expectations for Fiscal Fourth Quarter

DALLAS, December 10, 2020 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its third quarter 2020, which ended November 1, 2020.

The Company’s third quarter 2020 financial results continued to be severely impacted by the effects of the COVID-19 pandemic when compared against results of the third quarter of 2019. The Company began the third quarter with 84 open stores, or approximately 60 percent of its total store base. As of November 1, the Company had 104 open stores, or approximately 75 percent of its total store base. All stores open during the quarter operated under reduced hours and capacity limitations as dictated by each jurisdiction.

Key Third Quarter 2020 Highlights (all comparisons to third quarter 2019)

▪	Revenues totaled $109.1 million compared with $299.4 million
▪	Comparable store sales declined 66% (includes all comp stores, whether open or closed)
▪	Of the 114 stores in the comp store base, an average of 74 were open and fully operational during the quarter, which had an average sales index of 57% compared to the prior year. A total of 67 fully operational comp stores were open at the beginning of the quarter and 77 were open at the end of the quarter
▪	Net loss totaled $48.0 million, or $1.01 per share (47.6 million shares), compared with net income of $0.5 million, or $0.02 per diluted share (31.5 million diluted shares)
▪	EBITDA loss totaled $21.7 million compared with EBITDA of $39.8 million
▪	Adjusted EBITDA loss totaled $16.0 million compared with adjusted EBITDA of $46.3 million
▪	Executed a private offering of $550 million 7.625% senior secured notes due 2025, including modifications to certain debt covenants through 2022 and a term extension on the current credit facility to August, 2024
▪	Ended the quarter with $314 million of availability under the Company’s revolving credit agreement, net of a $150 million minimum liquidity covenant and $10 million in letters of credit
▪	Weekly cash burn rate during the third quarter (excluding effects of the October notes offering) averaged $2.4 million

Brian Jenkins, Dave & Buster’s Chief Executive Officer, said, “During the third quarter we made significant progress safely re-opening stores while refining and implementing numerous initiatives that are accelerating our business recovery and positioning us for long-term success. Our sales recovery at re-opened stores peaked in late October at a 68% index compared to last year, with the top quartile of stores reaching a 91% index. Combined with the team’s continued discipline around our lean operating model, we achieved positive store-level EBITDA at 68 stores in the third quarter and 80 stores in the month of October.

Mr. Jenkins concluded, “We believe our strong sales recovery through late October and return to store-level profitability at the majority of our re-opened stores clearly illustrates the resilience of the Dave & Buster’s brand and validates our plan for navigating through this unique environment. However, we expect our fourth quarter sales and profitability will be significantly impacted by the recent resurgence of COVID cases and resulting operating limitations imposed by local jurisdictions. Despite this temporary setback, our resilient and committed team, our focused plan, enhanced liquidity, and our strong brand put us in position to bounce back quickly when the threat of COVID begins to subside.”

Third Quarter 2020 Results

(All comparisons are between third quarter 2020 and third quarter 2019, unless otherwise noted)

Total revenues of $109.1 million declined 63.6% from $299.4 million. Comparable store sales declined 66% for the third quarter. By month, comparable store sales were down 75% in August, down 62% percent in September and down 59% in October. Non-comparable store third-quarter revenue totaled $20.1 million compared with $40.1 million.

Operating loss totaled $56.0 million, or (51.4)% of revenues, compared with operating income of $6.5 million, or 2.2% of revenues.

Net loss totaled $48.0 million, or $1.01 per share (47.6 million share base) compared with net income of $0.5 million, or $0.02 per diluted share (31.5 million diluted share base).

EBITDA loss totaled $21.7 million, or (19.9)% of revenues, compared with EBITDA of $39.8 million, or 13.3% of revenues.

Adjusted EBITDA loss totaled $16.0 million, or (14.6)% of revenues, compared with adjusted EBITDA of $46.3 million, or 15.5% of revenues.

Store operating loss before depreciation and amortization totaled $7.3 million, or (6.7)% of revenues, compared with store operating income before depreciation and amortization of $60.3 million, or 20.1% of revenues.

Balance Sheet, Liquidity, Cash Flow and Capital Allocation

On October 27, 2020, the Company completed a private offering of $550 million 7.625% senior secured notes due November 2025, which included modifications to certain debt covenants through 2022 and a two-year term extension on the current credit facility to August, 2024. Proceeds of the offering were used to repay all amounts previously outstanding under its term loan facility and to partially repay drawings under its revolving credit facility, the undrawn portion of which will be available to be drawn in the future for general corporate purposes, subject to its specific terms.

Also during the third quarter, under provisions of the 2020 CARES Act the Company received a tax refund of approximately $10 million.

The Company ended the third quarter with approximately $8 million in cash and equivalents and $314 million available capacity under its revolving credit facility, net of its $150 million minimum liquidity covenant and $10 million in letters of credit. Total long-term debt totaled $576 million, consisting of $550 million in recently issued senior secured notes and $26 million outstanding under the revolving credit agreement.

Over the past six months, in addition to the notes offering mentioned above, the Company secured additional liquidity in the form of two equity offerings totaling $182.0 million. In light of these developments and the Company’s projected cash flows from operations, the Company believes it has alleviated the substantial doubt about the Company's ability to continue as a going concern, and the Company has sufficient liquidity to satisfy its obligations over the next twelve-month period.

Fourth Quarter Business Update

The recent resurgence of COVID cases has resulted in renewed operating limitations imposed by local jurisdictions, several store reclosures, and further delays in the Company’s ability to re-open its California and New York stores, which represent approximately 25% of historical annual sales. As a result, during the first five weeks of the fourth quarter through December 6, 2020, the Company’s sales recovery has moderated, including:

•	Overall comparable store sales decline of 71%
•	Sales index of approximately 49% across an average of 71 open comp stores
•	The net reclosure of 15 stores due to local mandates and one new store opening, leaving 90 stores open, or 66% of the chain
•	Reduced operating hours for currently open stores

For the month of November, these conditions resulted in sales of approximately $32.6 million, including a 69% decline in overall comparable store sales, and an EBITDA loss of approximately $11.0 million, equating to an average weekly EBITDA burn rate of approximately $2.7 million.

The Company currently anticipates that the trend of COVID cases and resulting actions by local jurisdictions to limit operations or re-close stores will intensify over the balance of the fourth quarter, and that re-opening its California and New York stores will be delayed until early 2021. These conditions will be especially impactful to the Company’s December sales and profitability, a month in which it has historically benefited from high foot traffic and a robust special events business.

As a result, the Company expects further erosion in fourth quarter comparable store sales and EBITDA, including the following anticipated cost pressures:

•	Increased store labor costs, reflecting the Company’s decision to recall key store leadership positions to maintain talent and to ensure store restart capabilities
•	Increased repair & maintenance costs
•	Above-normal spoilage costs due to prolonged closures
•	Reduction of rent abatements due to expiration of landlord agreements
•	Increased G&A costs reflecting the recall of select positions

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, will be available at www.sec.gov and at the Company’s investor relations website, contains a thorough review of its financial results for the third quarter ended November 1, 2020.

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (720) 543-0214 or toll-free (888) 254-3590. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; passcode 9070022.

Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 139 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

(Financial Tables Follow)

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	November 1, 2020	February 2, 2020
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$8,341	$24,655
Other current assets	84,051	54,322

Total current assets	92,392	78,977

Property and equipment, net	846,056	900,637

Operating lease right of use assets	1,050,878	1,011,568

Intangible and other assets, net	395,735	378,957

Total assets	$2,385,061	$2,370,139

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$287,427	$290,865

Operating lease liabilities	1,277,794	1,222,054

Other long-term liabilities	51,251	54,881

Long-term debt, net	561,815	632,689

Stockholders' equity	206,774	169,650

Total liabilities and stockholders' equity	$2,385,061	$2,370,139

DAVE & BUSTER'S ENTERTAINMENT, INC
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	November 1, 2020		November 3, 2019

Food and beverage revenues	$38,346	35.2%	$124,637	41.6%
Amusement and other revenues	70,706	64.8%	174,715	58.4%
Total revenues	109,052	100.0%	299,352	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	10,664	27.8%	33,384	26.8%
Cost of amusement and other (as a percentage of amusement and other revenues)	7,244	10.2%	18,796	10.8%
Total cost of products	17,908	16.4%	52,180	17.4%
Operating payroll and benefits	27,704	25.4%	76,165	25.4%
Other store operating expenses	70,783	64.9%	110,713	37.1%
General and administrative expenses	11,746	10.8%	16,210	5.4%
Depreciation and amortization expense	34,384	31.5%	33,340	11.1%
Pre-opening costs	2,570	2.4%	4,245	1.4%
Total operating costs	165,095	151.4%	292,853	97.8%

Operating income (loss)	(56,043)	-51.4%	6,499	2.2%

Interest expense, net	8,213	7.6%	6,110	2.1%
Loss on debt refinance	904	0.8%	-	0.0%

Income (loss) before benefit for income taxes	(65,160)	-59.8%	389	0.1%
Benefit for income taxes	(17,117)	-15.7%	(93)	-0.1%
Net income (loss)	$(48,043)	-44.1%	$482	0.2%

Net income (loss) per share:
Basic	$(1.01)		$0.02
Diluted	$(1.01)		$0.02
Weighted average shares used in per share calculations:
Basic shares	47,613,741		30,980,878
Diluted shares	47,613,741		31,515,454

Other information:
Company-owned stores at end of period	137		134
Store operating weeks in the period	1,221		1,722

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

		13 Weeks Ended		13 Weeks Ended
		November 1, 2020		November 3, 2019

Net income (loss)		$(48,043)	-44.1%	$482	0.2%
Add back:	Interest expense, net	8,213		6,110
	Loss on debt refinance	904		-
	Benefit for income taxes	(17,117)		(93)
	Depreciation and amortization expense	34,384		33,340
EBITDA		(21,659)	-19.9%	39,839	13.3%
Add back:	Loss on asset disposal	124		458
	Impairment of long-lived assets	-		-
	Share-based compensation	2,999		1,747
	Pre-opening costs	2,570		4,245
	Other costs	(5)		1
Adjusted EBITDA		$(15,971)	-14.6%	$46,290	15.5%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

		13 Weeks Ended		13 Weeks Ended
		November 1, 2020		November 3, 2019

Operating income (loss)		$(56,043)	-51.4%	$6,499	2.2%
Add back:	General and administrative expenses	11,746		16,210
	Depreciation and amortization expense	34,384		33,340
	Pre-opening costs	2,570		4,245
Store operating income (loss) before depreciation and amortization		$(7,343)	-6.7%	$60,294	20.1%

DAVE & BUSTER'S ENTERTAINMENT, INC
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	39 Weeks Ended		39 Weeks Ended
	November 1, 2020		November 3, 2019

Food and beverage revenues	$119,268	37.3%	$410,779	40.8%
Amusement and other revenues	200,423	62.7%	596,754	59.2%
Total revenues	319,691	100.0%	1,007,533	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	32,667	27.4%	109,072	26.6%
Cost of amusement and other (as a percentage of amusement and other revenues)	21,997	11.0%	64,456	10.8%
Total cost of products	54,664	17.1%	173,528	17.2%
Operating payroll and benefits	85,197	26.6%	239,965	23.8%
Other store operating expenses	229,137	71.8%	321,334	31.9%
General and administrative expenses	35,587	11.1%	49,047	4.9%
Depreciation and amortization expense	104,896	32.8%	97,226	9.6%
Pre-opening costs	8,781	2.7%	15,970	1.6%
Total operating costs	518,262	162.1%	897,070	89.0%

Operating income (loss)	(198,571)	-62.1%	110,463	11.0%

Interest expense, net	22,491	7.0%	14,771	1.5%
Loss on debt refinance	904	0.3%	-	0.0%

Income (loss) before provision (benefit) for income taxes	(221,966)	-69.4%	95,692	9.5%
Provision (benefit) for income taxes	(71,777)	-22.4%	20,411	2.0%
Net income (loss)	$(150,189)	-47.0%	$75,281	7.5%

Net income (loss) per share:
Basic	$(3.56)		$2.19
Diluted	$(3.56)		$2.15
Weighted average shares used in per share calculations:
Basic shares	42,185,163		34,405,503
Diluted shares	42,185,163		35,042,311

Other information:
Company-owned stores open at end of period	137		134
Store operating weeks in the period	2,682		5,012

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

		39 Weeks Ended		39 Weeks Ended
		November 1, 2020		November 3, 2019

Net income (loss)		$(150,189)	-47.0%	$75,281	7.5%
Add back:	Interest expense, net	22,491		14,771
	Loss on debt refinance	904		-
	Provision (benefit) for income taxes.	(71,777)		20,411
	Depreciation and amortization expense	104,896		97,226
EBITDA		(93,675)	-29.3%	207,689	20.6%
Add back:	Loss on asset disposal	541		1,284
	Impairment of long-lived assets	13,727		-
	Share-based compensation	5,344		5,479
	Pre-opening costs	8,781		15,970
	Other costs	54		34
Adjusted EBITDA		$(65,228)	-20.4%	$230,456	22.9%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

		39 Weeks Ended		39 Weeks Ended
		November 1, 2020		November 3, 2019

Operating income (loss)		$(198,571)	-62.1%	$110,463	11.0%
Add back:	General and administrative expenses	35,587		49,047
	Depreciation and amortization expense	104,896		97,226
	Pre-opening costs	8,781		15,970
Store operating income (loss) before depreciation and amortization		$(49,307)	-15.4%	$272,706	27.1%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc

972.813.1151

scott.bowman@daveandbusters.com